Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 6, 2023

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2023 Second Quarter Results
•Sales of $497 million increased 2 percent year-over-year, driven by 11 percent organic growth
•Sales growth driven by pricing actions and end market resiliency, especially in the Americas and EMEA
•US dollar strength and inflation remain significant headwinds
•Earnings per diluted share (EPS) of $0.27
•Returned approximately $27 million to shareholders; $11 million in share repurchases and $16 million in dividends
PITTSBURGH, (February 6, 2023) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2023 second quarter ended December 31, 2022, with earnings per diluted share (EPS) of $0.27, compared with $0.37 in the prior year quarter. EPS was not adjusted in the current quarter, whereas adjusted EPS was $0.35 in the prior year quarter.
“Our second quarter fiscal 2023 results reflect strong organic sales growth and cash flow generation,” said Christopher Rossi, President and CEO. “We are encouraged by the resiliency of our end markets and our expectations for the full year remain largely the same. While each quarter can present challenges in this environment, we are confident in our Commercial and Operational Excellence initiatives driving long-term growth and profitability."

Fiscal 2023 Second Quarter Key Developments
Sales of $497 million increased 2 percent from $487 million in the prior year quarter, reflecting organic growth of 11 percent, partially offset by an unfavorable currency exchange effect of 8 percent and an unfavorable business days effect of 1 percent.
Operating income was $35 million, or 7.1 percent of sales, compared to $48 million, or 9.8 percent of sales, in the prior year quarter. The decrease in operating income was primarily due to higher raw material costs of approximately $23 million, higher wages and general inflation, including an inflationary bonus of $2 million for certain German employees, unfavorable foreign currency exchange of approximately $6 million, and in the Infrastructure segment, under-absorption of approximately $5 million mainly due to reduced powder production to actively manage the drawdown of safety stock. These factors were partially offset by higher price realization and higher sales volumes. Operating income was not adjusted in the current quarter, whereas adjusted operating income was $45 million, or 9.2 percent margin, in the prior year quarter.
The reported effective tax rate (ETR) for the quarter was 17.8 percent compared to 25.9 percent in the prior year quarter. The current quarter ETR includes $2.2 million of tax benefit from a Swiss tax ruling. The ETR was not adjusted in the current quarter, whereas the adjusted ETR was 26.5 percent in the prior year quarter.

Year-to-date net cash flow from operating activities was $53 million compared to $58 million in the prior year period. The change in net cash flow from operating activities was driven primarily by lower net income, partially offset by working capital adjustments. Year-to-date free operating cash flow (FOCF) was $4 million compared to $21 million in the prior year period. The decrease in FOCF was driven primarily by lower net income and higher capital expenditures, partially offset by working capital adjustments and proceeds received from the disposal of property, plant and equipment.
During the quarter, the Company repurchased 468 thousand shares of Kennametal common stock for $11 million under its share repurchase program. Inception-to-date the Company has repurchased 4 million shares of common stock for $115 million under the $200 million three-year program.
The Company paid $16 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.

Outlook
The Company’s expectations for the third quarter of fiscal 2023 and the full year, which remain largely unchanged, are as follows:
Quarterly Outlook:
•Sales expected to be $520 - $540 million; includes a headwind of approximately $20 million from USD strength compared to the third quarter of fiscal 2022 and approximately 7 percent of price realization
•Adjusted operating income expected to be at least $40 million:
◦Pricing is expected to substantially cover raw material costs of $23 million, higher wages and general inflation compared to the prior year quarter
◦USD strength is expected to be a headwind of approximately $4 million compared to the prior year quarter
◦Under-absorption and price/raw effects expected to improve sequentially
Annual Outlook:
•Adjusted EPS is expected to be $1.30 - $1.70
•Sales expected to be $2.05 - $2.1 billion, including a currency headwind of approximately $100 million
•Pricing actions expected to cover raw material costs, wages and general inflation
•Metal Cutting volume levers at expected rate
•Infrastructure operating margin expected to return in Q4 to approximately Q1 FY23 level
•Free operating cash flow at approximately 100 percent of adjusted net income
•Primary working capital as a percent of sales maintained at 31 - 33 percent throughout the year
•Capital spending expected to be $100 - $120 million
•Adjusted ETR is expected to be 24 - 26 percent
•$200 million three-year share repurchase program to continue
The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $299 million increased 0.3 percent from $299 million in the prior year quarter, driven by organic growth of 11 percent, offset by an unfavorable currency exchange effect of 10 percent and an unfavorable business days effect of 1 percent. Operating income was $26 million, or 8.8 percent of sales, compared to $28 million, or 9.3 percent of sales, in the prior year quarter. The decrease in operating income was primarily due to higher wages and general inflation, including an inflationary bonus of $2 million for certain German employees, higher raw material costs of approximately $8 million, unfavorable foreign currency exchange of approximately $6 million and depreciation of approximately $2 million due to the decision to scrap certain assets. These factors were partially offset by higher price realization, higher sales volumes and a gain of approximately $2 million on a property sale. Operating income was not adjusted in the current quarter, whereas adjusted operating income was $26 million, or 8.8 percent margin, in the prior year quarter.
Infrastructure sales of $198 million increased 5 percent from $188 million in the prior year quarter, driven by organic growth of 12 percent, partially offset by an unfavorable currency exchange effect of 6 percent and an unfavorable business days effect of 1 percent. Operating income was $10 million, or 5.1 percent of sales, compared to $20 million, or 10.6 percent of sales, in the prior year quarter. The decrease in operating income was primarily due to higher raw material costs of approximately $16 million, under-absorption of approximately $5 million mainly due to reduced powder production to actively manage the drawdown of safety stock, higher wages and general inflation, and price realization ahead of raw material cost increases in the prior year quarter that did not repeat. These factors were partially offset by modest sales volume growth. Operating income was not adjusted in the current quarter, whereas adjusted operating income was $19 million, or 10.1 percent margin, in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on February 28, 2023 to shareholders of record as of the close of business on February 14, 2023.
The Company will host a conference call to discuss its second quarter fiscal 2023 results on Tuesday, February 7, 2023 at 8:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, adjusted operating income, adjusted EPS, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the third quarter and full year of fiscal 2023 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation and Russia's invasion of Ukraine and the resulting sanctions on Russia; uncertainties related to the effects of the ongoing COVID-19 pandemic, including the emergence of more contagious or virulent strains of the virus, its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally, including as a result of travel restrictions, business and workforce disruptions associated with the pandemic; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflict in Ukraine; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in more than 60 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2022. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
Sales	$497,121	$486,673	$991,913	$970,182
Cost of goods sold	354,231	333,718	689,055	656,477
Gross profit	142,890	152,955	302,858	313,705
Operating expense	105,756	106,654	214,035	209,348
Restructuring and other charges, net	(1,505)	(3,460)	(1,505)	(3,270)
Gain on divestiture	—	(1,001)	—	(1,001)
Amortization of intangibles	3,148	3,257	6,312	6,517
Operating income	35,491	47,505	84,016	102,111
Interest expense	7,015	6,460	13,652	12,781
Other expense (income), net	588	(3,142)	1,597	(6,601)
Income before income taxes	27,888	44,187	68,767	95,931
Provision for income taxes	4,964	11,462	16,206	25,454
Net income	22,924	32,725	52,561	70,477
Less: Net income attributable to noncontrolling interests	1,025	1,304	2,466	2,858
Net income attributable to Kennametal	$21,899	$31,421	$50,095	$67,619
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.27	$0.38	$0.62	$0.81
Diluted earnings per share	$0.27	$0.37	$0.61	$0.80
Basic weighted average shares outstanding	80,737	83,637	81,141	83,759
Diluted weighted average shares outstanding	81,237	84,374	81,677	84,502

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2022	June 30, 2022
ASSETS
Cash and cash equivalents	$76,784	$85,586
Accounts receivable, net	291,016	295,346
Inventories	605,780	570,836
Other current assets	74,723	72,940
Total current assets	1,048,303	1,024,708
Property, plant and equipment, net	981,566	1,002,041
Goodwill and other intangible assets, net	366,129	369,955
Other assets	182,603	176,820
Total assets	$2,578,601	$2,573,524
LIABILITIES
Revolving and other lines of credit and notes payable	$78,805	$21,186
Accounts payable	206,722	227,887
Other current liabilities	208,807	236,576
Total current liabilities	494,334	485,649
Long-term debt	594,768	594,364
Other liabilities	200,298	202,264
Total liabilities	1,289,400	1,282,277
KENNAMETAL SHAREHOLDERS’ EQUITY	1,250,167	1,252,577
NONCONTROLLING INTERESTS	39,034	38,670
Total liabilities and equity	$2,578,601	$2,573,524

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2022	2021	2022	2021
Outside Sales:
Metal Cutting	$299,469	$298,581	$599,405	$597,011
Infrastructure	197,652	188,092	392,508	373,171
Total sales	$497,121	$486,673	$991,913	$970,182
Sales By Geographic Region:
Americas	$250,178	$225,862	$503,756	$451,596
EMEA	142,347	147,278	273,657	295,609
Asia Pacific	104,596	113,533	214,500	222,977
Total sales	$497,121	$486,673	$991,913	$970,182
Operating income:
Metal Cutting	$26,222	$27,895	$54,828	$57,059
Infrastructure	10,097	19,971	30,884	46,007
Corporate (1)	(828)	(361)	(1,696)	(955)
Total operating income	$35,491	$47,505	$84,016	$102,111
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. There were no adjustments for the three months ended December 31, 2022. Adjustments for the three months ended December 31, 2021 include the net benefit from the reversal of restructuring and related charges, the gain on the New Castle divestiture and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the third quarter or full fiscal year of 2023 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted EPS, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED DECEMBER 31, 2021 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$486,673	$47,505	25.9%	$31,421	$0.37
Reported operating margin		9.8%
Net benefit from reversal of restructuring and related charges	—	(1,682)	(7.4)	(1,808)	(0.02)
Gain on New Castle divestiture	—	(1,001)	21.0	(791)	(0.01)
Differences in projected annual tax rates	—	—	(13.0)	395	0.01
Adjusted results	$486,673	$44,822	26.5%	$29,217	$0.35
Adjusted operating margin		9.2%
(2) Attributable to Kennametal.

THREE MONTHS ENDED DECEMBER 31, 2021 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$298,581	$27,895	$188,092	$19,971
Reported operating margin		9.3%		10.6%
Net benefit from reversal of restructuring and related charges	—	(1,671)	—	(12)
Gain on New Castle divestiture	—	—	—	(1,001)
Adjusted results	$298,581	$26,224	$188,092	$18,958
Adjusted operating margin		8.8%		10.1%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended December 31,
(in thousands)	2022	2021
Net cash flow provided by operating activities	$52,509	$57,804
Purchases of property, plant and equipment	(50,622)	(37,736)
Disposals of property, plant and equipment	2,466	598
Free operating cash flow	$4,353	$20,666

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended December 31, 2022	Metal Cutting	Infrastructure	Total
Organic sales growth	11%	12%	11%
Foreign currency exchange effect (3)	(10)	(6)	(8)
Business days effect (4)	(1)	(1)	(1)
Sales growth	—%	5%	2%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.